CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


        As the independent registered public accounting firm, we consent to the use of our report, dated February 15, 2007, on the annual financial statements and financial highlights of Matthew 25 Fund, Inc., which is included in Part A and B in Post Effective Amendment No. 16 to the Registration Statement under the Securities Act of 1933 and Post Effective Amendment No. 17 under the Investment Company Act of 1940 and included in the Prospectus and Statement of Additional Information, as specified, and to reference made to us under the caption "Independent Registered Public Accounting Firm" in the Statement of Additional Information.



Abington, Pennsylvania                            Sanville & Company
April 30, 2007